Filed pursuant to Rule 424(b)(3)
Registration No. 333-139499
Prospectus Supplement No. 13
(To Prospectus dated May 4, 2007)
4,280,714
SHARES
WILLBROS GROUP, INC.
COMMON STOCK
     This prospectus supplement No. 13 supplements and amends the prospectus dated May 4, 2007, as supplemented and amended by that certain prospectus supplement No. 1 dated May 10, 2007, that certain prospectus supplement No. 2 dated May 17, 2007, that certain prospectus supplement No. 3 dated May 24, 2007, that certain prospectus supplement No. 4 dated May 30, 2007, that certain prospectus supplement No. 5 dated June 8, 2007, that certain prospectus supplement No. 6 dated August 7, 2007, that certain prospectus supplement No. 7 dated August 9, 2007, that certain prospectus supplement No. 8 dated August 16, 2007, that certain prospectus supplement No. 9 dated August 21, 2007, that certain prospectus supplement No. 10 dated September 14, 2007, that certain prospectus supplement No. 11 dated November 1, 2007 and that certain prospectus supplement No. 12 dated November 5, 2007 (the “Prospectus”). This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.
     This prospectus supplement includes our attached Current Report on Form 8-K filed on November 14, 2007.
     There are significant risks associated with an investment in our securities. These risks are described under the caption “Risk Factors” beginning on page 6 of the Prospectus, as the same may be updated in prospectus supplements.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 14, 2007.

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) November 14, 2007
WILLBROS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Republic of Panama
(State or Other Jurisdiction of Incorporation)

1-11953 (Commission File Number)	98-0160660 (IRS Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama
(Address of Principal Executive Offices) (Zip Code)
+50-7-213-0947
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.
     In connection with the preparation of October 2007 internal financial statements, management of Willbros Group, Inc. (the “Company”) discovered a clerical error arising from the Company’s expense recognition and cost projections for a subcontract relating to a fixed-price contract for a project in Canada which is approximately 90 percent complete.
     Management determined that a report manually prepared for this project at September 30, 2007, which project is currently expected to be profitable, omitted a line item of subcontractor costs that was previously included in the Company’s August 31, 2007 internal financial statements. As a result of the clerical error in the September 30, 2007 report, the subcontractor costs were not included in the project costs at September 30, 2007. Management concluded that this error did not result in a material error in the Company’s financial statements for the quarter ended September 30, 2007 and, as a result, the Company concluded that no adjustments are required to the consolidated financial statements included in the Company’s previously filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2007.
     However, solely as a result of this error, on November 13, 2007, the Company determined that a material weakness in the Company’s internal control over financial reporting exists with respect to its management review of subcontract cost calculations for this project. In connection with its efforts to remediate this material weakness, the Company intends to take a number of actions to strengthen the control environment over its operations in Canada, including the following:
•	enhance the management review process and hire additional project controllers; and

•	introduce system upgrades to automate certain processes, which management believes will prevent the omission of previously identified costs, such as those described above.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: November 14, 2007	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer

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